SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 1, 2003

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 466-1000

N/A
(Former name or former address, if changed since last report.)

Item 5. Other Events.

On December 1, 2003, Powerwave Technologies, Inc., a Delaware corporation, announced that, on November 30, 2003, Powerwave and LGP Allgon Holding AB, a company organized under the laws of Sweden (“LGP Allgon”) agreed to a strategic combination transaction (the “Transaction”). Under the terms of the Transaction, Powerwave will commence an exchange offer to acquire all of the outstanding shares of LGP Allgon, in exchange for newly-issued shares of Powerwave Common Stock. Each LGP Allgon share tendered into the exchange offer will be converted into 1.1 shares of Powerwave Common Stock. Based on Powerwave’s closing price on the Nasdaq National Market on November 28, 2003 (the last trading day before the announcement of the Transaction), the Transaction values LGP Allgon shares at SEK 61.87 ($8.1950 at the currency exchange rate of 7.55 SEK per USD as of November 28, 2003) per share. In addition, LGP Allgon stockholders will be offered the opportunity, under a cash alternative, to elect for all or a specified number of their LGP Allgon shares to be acquired by Powerwave for SEK 61.87 ($8.1950 at the currency exchange rate of 7.55 SEK per USD as of November 28, 2003) in cash per LGP Allgon share. The cash alternative is subject to an aggregate cap of SEK 943,750,000 ($125 million at the currency exchange rate of 7.55 SEK per USD as of November 28, 2003) and is, therefore, subject to potential pro-ration. All LGP Allgon stockholders electing to receive Powerwave Common Stock will receive such stock without risk of pro-ration into cash.

Completion of the Transaction is subject to Powerwave acquiring more than 90% of LGP Allgon’s stock in the exchange offer. Following completion of the exchange offer, any LGP Allgon shares that remain outstanding will be purchased by a to-be-formed Swedish subsidiary of Powerwave for cash pursuant to compulsory acquisition proceedings under Swedish law. Depending on the form of consideration elected and the number of LGP Allgon shares tendered into the exchange offer, LGP Allgon stockholders will own between 34% and 46% of Powerwave’s outstanding shares of Common Stock upon completion of the Transaction.

Completion of the Transaction is also subject to the approval by Powerwave’s stockholders of the stock issuance in the exchange offer under Nasdaq rules and an amendment to Powerwave’s Certificate of Incorporation to increase its authorized shares of Common Stock, as well as regulatory approvals and satisfaction of other customary closing conditions. The parties anticipate that the Transaction will be completed late in the first quarter of 2004. An English translation of the joint press release issued in Sweden announcing the Transaction is incorporated by reference as Exhibit 99.1 to this Form 8-K. The Swedish joint press release includes an overview of the material terms of the Transaction. A copy of the joint press release issued in the United States is incorporated by reference as Exhibit 99.2 to this Form 8-K. Powerwave intends to file a proxy statement with the Securities and Exchange Commission to solicit the approval of its stockholders for the issuance of Powerwave stock in the Transaction and the amendment to Powerwave’s Certificate of Incorporation, among other matters. Powerwave currently intends to issue the shares of Common Stock in the Transaction pursuant to the exemption from registration afforded under Rule 802 under the Securities Act of 1933, as amended. An English translation of the Swedish Exchange Offer Prospectus will be filed with the Securities and Exchange Commission under Form CB.

In connection with the Transaction, Powerwave entered into option agreements with LGP Allgon’s largest stockholders: Dag Tigerschiold, who is Chairman of LGP Allgon’s Board of Directors, members of the Gottschlich family (Mikael Gottschlich, Manfred Gottschlich and Eva Gottschlich), Skanditek Industriförvaltning and G. Kallström & Co. AB, representing in the aggregate approximately 19% of LGP Allgon’s outstanding shares. The option agreements grant Powerwave the right to purchase the counterparties’ shares for the share consideration offered in the exchange offer, subject to certain conditions. The form of this agreement is attached as Exhibit 10.2 to this Form 8-K. These LGP Allgon stockholders also entered into lock-up agreements with Powerwave, whereby they agree, for a period of six months following the commencement of settlement of consideration in the exchange offer, to not sell, sell short, hedge, borrow against, or otherwise transfer their risk of ownership with respect to, the Powerwave shares they would receive under their respective option agreements. The form of this lock-up agreement is filed as Exhibit 10.3 to this Form 8-K.

The foregoing summary of the Transaction and the agreements entered into in connection with the Transaction is subject to, and qualified in its entirety by, the Transaction agreements and the above-referenced joint press releases, all of which are attached as exhibits to this Form 8-K, and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Agreement entered into between Powerwave and LGP Allgon, dated November 30, 2003.

10.2	Form of Option Agreement entered into between Powerwave and certain stockholders of LGP Allgon, dated November 30, 2003.

10.3	Form of Lock-Up Agreement entered into between Powerwave and certain stockholders of LGP Allgon, dated November 30, 2003.

99.1	English translation of the joint press release issued by Powerwave and LGP Allgon in Sweden, dated December 1, 2003 (filed pursuant to Rule 425 of the Securities Act of 1933, as amended, on December 1, 2003 and incorporated herein by reference).

99.2	Joint press release issued by Powerwave and LGP Allgon in the United States, dated December 1, 2003 (filed pursuant to Rule 425 of the Securities Act of 1933, as amended, on December 1, 2003 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERWAVE TECHNOLOGIES, INC.

Date: December 3, 2003	By:	/s/ Kevin T. Michaels

Kevin T. Michaels Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement entered into between Powerwave and LGP Allgon, dated November 30, 2003.

10.2	Form of Option Agreement entered into between Powerwave and certain stockholders of LGP Allgon, dated November 30, 2003.

10.3	Form of Lock-Up Agreement entered into between Powerwave and certain stockholders of LGP Allgon, dated November 30, 2003.

99.1	English translation of the joint press release issued by Powerwave and LGP Allgon in Sweden, dated December 1, 2003 (filed pursuant to Rule 425 of the Securities Act of 1933, as amended, on December 1, 2003 and incorporated herein by reference).

99.2	Joint press release issued by Powerwave and LGP Allgon in the United States, dated December 1, 2003 (filed pursuant to Rule 425 of the Securities Act of 1933, as amended, on December 1, 2003 and incorporated herein by reference).

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